Exhibit (e)(5)

Bioenvision, Inc.
509 Madison Avenue, Suite 404
New York, New York 10022

April 10, 2003

CONFIDENTIAL

Mr. David Luci
245 East 63rd Street, Apt 206
New York, NY 10021

Re:  IRS Make-Whole Provision

Dear David:

Reference is made to your employment agreement, dated as of March 31, 2003, with Bioenvision, Inc. (the “Agreement”). Capitalized terms used not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

Pursuant to Section 4 (“Compensation”) of the Agreement, upon a Change of Control, Executive shall be held harmless on an after-tax basis for any and all federal income or excise taxes due or payable under Section 4999 of the Internal Revenue Code of 1986, as amended, and any State and/or local taxes payable under similar provisions of State and/or local law, in each case, together with any interest and penalties payable with respect thereto.

Kind regards,

BIOENVISION, INC.

By:	/s/ CHRISTOPHER B. WOOD
Name: Christopher B. Wood
Title: Chairman, CEO

Agreed to and Accepted (as of
the date first-above written)

/s/ DAVID P. LUCI
David P. Luci